NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 30, 2013, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 18, 2013 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the Merger/Scheme of Arrangement between Perrigo Company and Elan Corporation, plc, which became effective on December 18, 2013, each share of Elan Corporation, plc was converted to 0.07636 of a (new) Ordinary Share of Perrigo Company plc (Ireland) and $6.25 in cash; each share of Perrigo Company was converted to One (new) Ordinary Share of Perrigo Company plc (Ireland) and $0.01 in cash. : The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 19, 2013.